Exhibit 21.1
Subsidiaries of Cartesian Therapeutics, Inc.:

Name	Jurisdiction of Organization
Selecta (RUS) LLC	Russia
Selecta Biosciences Security Corporation	Massachusetts
Cartesian Bio, LLC	Delaware